Exhibit 99.1

Harvard Bioscience Announces Second Quarter 2025 Financial Results

•	Reports Q2 2025 Revenues of $20.5M, Gross Margin of 56.4%, and Positive Cash Provided by Operations
•	Third Quarter 2025 Guidance Reflects Improved Operations and Strong Financial Discipline
•	New Credit Amendment Signed, Extending Refinance Deadline to December 5th

HOLLISTON, Mass., August 11, 2025 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2025.

“We made solid progress in the second quarter exceeding our revenue guidance. In my short time as CEO, I have already seen first-hand the dedication of our team. The fundamentals of the business remain intact with attractive margins and promising technologies serving high-growth markets,” said John Duke, President and CEO. “Our priorities are to grow our core business and re-structure our balance sheet. We are taking immediate actions on both fronts and expect these actions to position us well for revenue growth and margin expansion in 2026 and beyond.”

Second Quarter 2025 Results

For the second quarter of 2025, the Company reported revenues of $20.5 million compared to $23.1 million in the second quarter of 2024. Gross margin for the second quarter of 2025 was 56.4%, compared to 57.2% in the second quarter of 2024.

Net loss for the second quarter of 2025 was ($2.3) million compared to a net loss of ($2.9) million in the second quarter of 2024, which included a loss on marketable securities of ($0.3) million. Adjusted EBITDA for the second quarter of 2025 was $1.5 million compared to $1.3 million in the second quarter of 2024. Cash provided by operations was $2.8 million during the three months ended June 30, 2025, compared to ($0.8) million in the same period in 2024.

Credit Agreement Update

The Company entered into an amendment to its credit agreement. Pursuant to the amendment, the lenders have agreed to waive the events of default due to the Company’s failure to achieve prior refinancing milestones and failure to comply with certain financial covenants as of the June 30, 2025 test date. Additionally, the lenders agreed not to test the financial covenants for the fiscal quarter ended September 30, 2025, provided that the Company continues to comply with its payment obligations and minimum liquidity requirements included in the credit agreement.

In connection with the amendment, the Company also agreed to accomplish steps towards the refinancing or repayment of the credit agreement by no later than December 5, 2025.

Six Months Ended June 30, 2025 Results

For the six months ended June 30, 2025, the Company reported revenues of $42.2 million, compared to $47.6 million in the same period of the prior year. Gross margin for the six months ended June 30, 2025 was 56.2% compared with 58.8% in the same period of the prior year. Gross profit was $23.7 million for the first six months of 2025 compared to $28.0 million in the same period of the prior year.

Net loss for the six months ended June 30, 2025 was ($52.6) million compared to a net loss of ($7.6) million in the same period of the prior year, primarily due to goodwill impairment in the first quarter of 2025 of $48.0 million. Adjusted EBITDA for the six months ended June 30, 2025 was $2.3 million, compared to adjusted EBITDA of $2.8 million for the same period of the prior year. Cash provided by operations was $5.7 million during the six months ended June 30, 2025 compared to $0.6 million in the same period of the prior year.

Third Quarter 2025 Guidance

The Company expects third quarter 2025 revenues of $19 million to $21 million and gross margin in the 56% to 58% range.

Webcast and Conference Call Details

In conjunction with this announcement, the Company will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. A presentation that will be referenced during the webcast will be posted to the Company’s Investor Relations website shortly before the webcast begins.

Analysts who would like to join the call and ask a question must register here (https://edge.media-server.com/mmc/p/6ir28wt6/). Once registered, you will receive the dial-in numbers and a unique PIN number.

Participants who would like to join the audio-only webcast should go to our events and presentations on the Investor Relations section of our website here (https://investor.harvardbioscience.com/events-and-presentations).

Use of Non-GAAP Financial Information

In this press release we have included non-GAAP financial information, including one or more of adjusted operating income (loss), adjusted operating margin, adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, diluted adjusted earnings (loss) per share, and net debt. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of our business. For the periods presented, these non-GAAP financial measures have excluded certain expenses and income resulting from items that we do not believe are reflective of the underlying operations of the business. Items excluded include stock-based compensation, amortization of intangibles related to acquisitions, other operating expenses, loss on equity securities, income taxes, and the tax impact of reconciling items. Management believes that this non-GAAP financial information is important in comparing current results with prior period results and is useful to investors and financial analysts in assessing the Company’s operating performance.

Historical non-GAAP financial information included herein is accompanied by a reconciliation to the nearest corresponding GAAP measure, which is included below.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different from other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenues, gross margin, cash and debt position, balance sheet, growth and the introduction of new products, the strength of the Company’s market position, business model and anticipated macroeconomic conditions, and matters relating to our ability to continue as a going concern, fund our operations, comply with the terms of our credit agreement, as amended, or refinance our outstanding indebtedness. Forward-looking statements do not guarantee future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 to be filed with the Securities and Exchange Commission (“SEC”), as well as in the Company’s other filings with the SEC. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

Mark Frost

Interim Chief Financial Officer

(508) 893-3120

investors@harvardbioscience.com

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements Of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues	$20,450	$23,097	$42,224	$47,609
Cost of revenues	8,917	9,879	18,507	19,619
Gross profit	11,533	13,218	23,717	27,990

Sales and marketing expenses	4,539	5,395	9,510	11,299
General and administrative expenses	4,262	5,686	9,447	11,649
Research and development expenses	2,189	2,626	4,510	5,511
Amortization of intangible assets	1,162	1,331	2,322	2,664
Goodwill impairment	—	—	47,951	—
Other operating expenses	200	249	464	1,215
Total operating expenses	12,352	15,287	74,204	32,338

Operating loss	(819)	(2,069)	(50,487)	(4,348)

Other expense:
Interest expense	(791)	(749)	(1,593)	(1,500)
Loss on equity securities	—	(281)	—	(1,593)
Other expense, net	(644)	(181)	(968)	(323)
Total other expense	(1,435)	(1,211)	(2,561)	(3,416)

Loss before income taxes	(2,254)	(3,280)	(53,048)	(7,764)
Income tax expense (benefit)	28	(353)	(426)	(143)
Net loss	$(2,282)	$(2,927)	$(52,622)	$(7,621)

Loss per share:
Basic and diluted loss per share	$(0.05)	$(0.07)	$(1.19)	$(0.18)

Weighted-average common shares:
Basic and diluted	44,303	43,486	44,200	43,443

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$7,442	$4,108
Accounts receivable, net	11,937	14,866
Inventories	22,255	23,245
Other current assets	3,335	2,898
Total current assets	44,969	45,117
Property, plant and equipment	4,913	5,106
Goodwill and other intangibles	19,291	67,456
Other long-term assets	10,920	8,965
Total assets	$80,093	$126,644

Liabilities and Stockholders' Equity
Debt	$34,864	$36,956
Other current liabilities	20,338	18,002
Total current liabilities	55,202	54,958
Other long-term liabilities	9,158	8,346
Stockholders’ equity	15,733	63,340
Total liabilities and stockholders’ equity	$80,093	$126,644

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net loss	$(52,622)	$(7,621)
Adjustments to operating cash flows	52,062	8,048
Changes in operating assets and liabilities	6,301	130
Net cash provided by operating activities	5,741	557

Cash flows from investing activities:
Additions to property, plant and equipment	(602)	(1,463)
Acquisition of intangible assets	(314)	(223)
Proceeds from sale of marketable equity securities	—	1,919
Net cash (used in) provided by investing activities	(916)	233

Cash flows from financing activities:
Borrowing from revolving line of credit	—	5,550
Repayment of revolving line of credit	—	(2,550)
Repayment of term debt	(2,000)	(4,023)
Payment of debt issuance costs	(433)	—
Proceeds from exercise of employee stock options and purchases	46	204
Taxes paid related to net share settlement of equity awards	(75)	(59)
Net cash used in financing activities	(2,462)	(878)

Effect of exchange rate changes on cash and cash equivalents	971	(147)
Increase (decrease) in cash and cash equivalents	3,334	(235)
Cash and cash equivalents at the beginning of period	4,108	4,283
Cash and cash equivalents at the end of period	$7,442	$4,048

HARVARD BIOSCIENCE, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

GAAP operating loss	$(819)	$(2,069)	$(50,487)	$(4,348)
Stock-based compensation	472	1,278	1,072	2,326
Acquired asset amortization	1,162	1,331	2,322	2,664
Goodwill impairment	—	—	47,951	—
Other operating expenses (1)	200	249	464	1,215
Other adjustments	30	—	42	—
Adjusted operating income	$1,045	$789	$1,364	$1,857

Operating margin	(4.0%)	(9.0%)	(119.6%)	(9.1%)
Adjusted operating margin	5.1%	3.5%	3.2%	4.2%

GAAP net loss	$(2,282)	$(2,927)	$(52,622)	$(7,621)
Stock-based compensation	472	1,278	1,072	2,326
Acquired asset amortization	1,162	1,331	2,322	2,664
Goodwill impairment	—	—	47,951	—
Other operating expenses (1)	200	249	464	1,215
Other adjustments	30	—	42	—
Loss on equity securities	—	280	—	1,593
Income taxes	183	(36)	(16)	591
Adjusted net (loss) income	(235)	175	(787)	768
Depreciation & amortization	456	464	950	907
Interest and other expense, net	1,435	929	2,561	1,822
Adjusted income taxes (2)	(156)	(317)	(410)	(734)
Adjusted EBITDA	$1,500	$1,251	$2,314	$2,763
Adjusted EBITDA margin	7.3%	5.5%	5.5%	6.1%

Diluted loss per share (GAAP)	$(0.05)	$(0.07)	$(1.19)	$(0.18)

Diluted adjusted (loss) earnings per share	$(0.01)	$0.00	$(0.02)	$0.02
Weighted-average common shares:
Diluted GAAP	44,303	43,486	44,200	43,443

Diluted Adjusted	44,303	44,450	44,200	44,516

	June 30,
	2025	2024
Debt, including unamortized deferred financing costs	$34,864	$35,680
Unamortized deferred financing costs	486	420
Cash and cash equivalents	(7,442)	(4,108)
Net debt	$27,908	$31,992

(1) Other operating expenses for the three months ended June 30, 2025 includes $30 thousand of restructuring-related charges and $170 thousand of employee retention tax credit fees compared to $396 thousand of restructuring expenses and a credit of $145 thousand of unclaimed property audit expenses for the three months ended June 30, 2024. Other operating expenses for the six months ended June 30, 2025 includes $123 thousand of restructuring-related charges and  $341 thousand related to ERTC Fees, compared to  $396 thousand of restructuring, $347 thousand of unclaimed propety audit expenses, and $472 thousand of employee retention tax credit fees for the six months ended June 30, 2024.

(2) Adjusted income taxes includes the tax effect of adjusting for the reconciling items using the tax rates in the jurisdictions in which the reconciling items arise.